                                                                 APPENDIX C
SALOMON SMITH BARNEY
--------------------
                        A member of Citigroup

                                                              June 27, 2000
The Board of Directors
Queens County Bancorp, Inc.
38-25 Main Street
Flushing, NY 11354

Members of the Board:

            You have requested our opinion as to the fairness,  from a financial point of view, to Queens County  Bancorp,  Inc. (the  "Company") of the Exchange
Ratio (as  defined  below) set forth in the  Agreement  and Plan of Merger  (the
"Agreement")  to be entered  into by and between the Company and Haven  Bancorp,
Inc. ("Haven").

            As more fully  described in the  Agreement  and subject to the terms and conditions thereof,  (i) Haven will be merged with and into the Company (the
"Merger") under the name "New York Community Bank" or another name and (ii) each outstanding  share of the common  stock,  $.0l par value,  of Haven (the  "Haven
Common Stock") (other than Excluded Shares (as defined in the  Agreement))  will be  converted  into and  exchangeable  for the right to receive 1.04 shares (the
"Exchange Ratio") of common stock, par value $.01 per share, of the Company (the
"Company Common Stock") (with cash paid in lieu of fractional shares).

            In arriving  at our  opinion,  we reviewed a draft of the  Agreement dated  June 26,  2000,  and  held  discussions  with  certain  senior  officers, directors  and other  representatives  and  advisors  of the Company and certain senior officers and other  representatives  and advisors of Haven concerning the businesses,  operations  and  prospects  of the Company  and Haven.  We examined certain publicly  available business and financial  information  relating to the
Company and Haven and discussed  certain other  information  for the Company and
Haven with the  managements  of the  Company  and Haven,  including  information relating to certain strategic  implications and operational benefits anticipated to result from the Merger.  We reviewed the financial terms of the Merger as set forth  in the  Agreement  in  relation  to,  among  other  things:  current  and historical  market  prices and trading  volumes of the Company  Common Stock and
Haven Common Stock;  the historical and other  operating data of the Company and
Haven;  publicly available  forecasts,  published by equity analysts,  as to the future  earnings of the Company and Haven;  and the  historical  and  forecasted capitalization and financial  condition of the Company and Haven. We considered, to the extent publicly  available,  the financial terms of certain other similar transactions that we considered relevant in evaluation of the Exchange Ratio and
analyzed  certain   financial,   stock  market  and  other  publicly   available
information  relating to the businesses of other companies  whose  operations we considered  relevant  in  evaluating  those of the  Company  and Haven.  We also evaluated  the pro forma  financial  impact of the  Merger  on the  Company.  In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

            In  rendering  our  opinion,  we have  assumed and  relied,  without independent  verification,  upon the accuracy and  completeness of all financial and other  information and data publicly  available or furnished to or otherwise reviewed by or discussed  with us and have further relied upon the assurances of managements  of the  Company and Haven that they are not aware of any facts that would make any of such  information  inaccurate or  misleading.  With respect to financial  forecasts regarding the Company and Haven, we have relied on publicly available  third-party  equity research  forecasts,  and we express no view with respect to such  forecasts  or the  assumptions  on what they were  based.  With respect to forecasts  of cost  savings and  operating  synergies  forecasted  by management of the Company to result from the Merger, we have been advised by the management of the Company that such forecasts were reasonably  prepared on bases
reflecting  the  best  currently   available  estimates  and  judgments  of  the
management  of the  Company as to the  strategic  implications  and  operational benefits  anticipated to result from the Merger. We express no view with respect to such  forecasts and other  information  and data or the  assumptions on which they were based.  We have assumed,  with your  consent,  that the Merger will be treated as a tax-free reorganization for federal income tax purposes and that it qualifies, and will be accounted for, as a "purchase" in

                                      C-1

Queens County Bancorp, Inc.
June 27, 2000

accordance with generally accepted accounting principles. Although, at the
Company's request, we have participated in an evaluation of selected individual credit files of Haven, for purposes of this opinion we have, with your consent, assumed that the aggregate allowances for such losses for each of the Company and Haven are in the aggregate adequate to cover such losses. We are not experts in the evaluation of loan or lease portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and we have not made an independent evaluation of the adequacy of such allowances of the Company or
Haven. Although, at the Company's request we prepared an estimate of the potential sale value of certain of Haven's loans and securities, we have not sought any buyers for such loans or securities and no assurances can be given as to the terms on which such loans or securities could actually be sold. We have not made or been provided with an independent evaluation or appraisal of any of the other assets or liabilities (contingent or otherwise) of the Company or
Haven nor have we made any physical inspection of the properties or assets of the Company or Haven. Representatives of the Company have advised us, and we have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We have further assumed that the Merger will be consummated in a timely fashion in accordance with the terms of the Agreement, without waiver of any of the conditions to the Merger contained in the Agreement.

            Our opinion, as set forth herein,  relates to the relative values of the Company and Haven. We are not expressing any opinion as to what the value of the Company Common Stock actually will be when issued  pursuant to the Merger or the price at which  the  Company  Common  Stock  will  trade  subsequent  to the announcement or  consummation of the Merger.  We were not requested to consider, and our opinion does not address,  the relative merits of the Merger as compared to any alternative  business  strategies that might exist for the Company or the effect of any other  transaction in which the Company might engage.  Our opinion is necessarily  based upon  information  available to us, and  financial,  stock market and other conditions and  circumstances  existing and disclosed to us, as of the date  hereof  and we assume  no  responsibility  to update or revise  our opinion based upon circumstances or events after the date hereof.

            Salomon  Smith  Barney  Inc. is acting as  financial  advisor to the
Company in connection  with the proposed  Merger and will receive a fee for such services,  substantially  all of which is  payable  only upon  execution  of the
Agreement or consummation of the Merger. In the ordinary course of our business, we and our  affiliates  may actively trade or hold the securities of the Company and  Haven  for our  own  account  or for the  accounts  of our  customers  and, accordingly,  may at any time hold a long or short position in such  securities.
In addition, we and our affiliates (including Citigroup Inc. and its affiliates)
may  maintain  relationships  with  the  Company,  Haven  and  their  respective affiliates.

            Our advisory  services and the opinion expressed herein are provided for the  information  of the Board of Directors of the Company in its evaluation of the  proposed  Merger  and our  opinion  is not  intended  to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on any matters relating to the proposed Merger.

            Based  upon  and  subject  to  the  foregoing,   our  experience  as
investment  bankers,  our work as  described  above and other  factors we deemed relevant,  we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company.

Very truly yours,

/s/ SALOMON SMITH BARNEY INC.
-----------------------------
     SALOMON SMITH BARNEY INC.

                                       C-2